UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2007

SUN NEW MEDIA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-26347	410985135
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1120 Avenue of the Americas, 4th Floor, New York, NY 10036
(Address of principal executive offices)      (Zip Code)

Registrant’s telephone number, including area code:  (888) 865-0901 x322

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01               Entry into a Material Definitive Agreement.

See Item 3.02 below.

Section 3 — Securities and Trading Markets

Item 3.02               Unregistered Sales of Equity Securities.

Note and Warrant Private Placement.  On March 22, 2007, Sun New Media, Inc. executed a subscription agreement with certain accredited investors pursuant to which it agreed to issue $1,500,000 of principal amount of senior convertible promissory notes and warrants to purchase shares of Sun New Media’s common stock. The closing of the financing under the subscription agreement remains subject to satisfaction of certain closing conditions.

The aggregate gross proceeds from the sale of the notes and warrants are expected to be $1,500,000.  The convertible notes are due three years from the date of issuance. Sun New Media prepaid all interest due under the convertible notes which payment was tendered (and accepted by the noteholders) of 1.5 million shares of Sun New Media common stock (the “Interest Shares”).  The notes are initially convertible into Sun New Media common shares at a conversion price of $1.00 per share.  After the occurrence of an event of default under the notes, the conversion price shall be adjusted to eighty percent (80%) of the volume weighted average price of Sun New Media common shares for the five trading days prior to a conversion date.

Commencing on the fifteenth month of the notes, Sun New Media must make a payment of one-twenty first (1/21st) of the principal amount of each note, either in cash or by conversion of such amount into Sun New Media common shares.  If, on the payment date, the market price for Sun New Media’s common shares are equal to or  $1.00 per share, Sun New Media may make this payment in Sun New Media common shares at the then existing  conversion rat.  However, if, on the payment date, either (i) the market price for Sun New Media’s common shares are less than $1.00 per share or (ii) the Registration Statement covering the common stock underlying the notes and warrants is not effective, then Sun New Media must make this payment in cash in an amount equal to 135% of the Principal Amount component of the Monthly Amount.. Subject to certain terms and conditions set forth therein, the notes are redeemable by us at a rate of between 120% to 150% of the outstanding principal amount of the notes plus interest.

The notes are being issued with “Class A” warrants to purchase up to 1,500,000 shares of Sun New Media common stock at an exercise price of $1.00 per share and “Class B” warrants to purchase up to 1,500,000 shares of Sun New Media common stock at an exercise price of $1.50 per share.  Upon exercise of any Class A or Class B warrant, the respective warrantholder will receive a “Class C” warrant to purchase that number of shares for which such Class A warrant or Class B warrant is exercised at an exercise price of $2.00 per share.  Accordingly, if the Class A and Class B warrants are exercised in full, Sun New Media will issue Class C warrants to purchase 1,500,000 shares of Sun New Media common stock.

Sun New Media agreed to register the secondary offering and resale of the shares issuable upon conversion of the notes, the Interest Shares and the shares issuable upon exercise of the Class A, Class B and Class C warrants within 45 days of the closing of the private placement of the notes and the warrants.

Sun New Media is relying on the exemption from registration provided by Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, for the offer and sale of the notes and the warrants.  Sun New Media intends to use the proceeds raised through this financing for general corporate purposes and to support its new initiatives in China’s industries for online wholesale distribution and retail shopping.

The paragraphs above describe certain of the material terms of the financing transaction with the Subscribers. Such description is not a complete description of the material terms of the financing transaction and is qualified in its entirety by reference to the agreements entered into in connection with the financing which are included as exhibits to this Current Report on Form 8-K.

Section 9 — Financial Statements and Exhibits

Item 9.01               Financial Statements and Exhibits.

 (d)          Exhibits.

Exhibit Number	Description

10.1	Subscription Agreement

10.2	Form of Note

10.3	Form of Class A Warrant

10.4	Form of Class B Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN NEW MEDIA, INC.

(Registrant)

Date: March 23, 2007	By:	/s/Bruno Wu Zheng
Dr. Bruno Wu Zheng, Chairman and Chief Executive Officer